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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment # _____)

                                 SEEQ TECHNOLOGY
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                                 Name of Issuer

                                  COMMON STOCK
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                          Title of Class of Securities

                                    815779103
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                                  Cusip Number


         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership or more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or other wise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 049513104                                          Page: 2 of 3 pages
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   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        ATMEL CORPORATION - Tax ID# 77-0051991

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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)  [ ]

                                                 (b)  [ ]
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   3     SEC USE ONLY



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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                          CALIFORNIA

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                                5     SOLE VOTING POWER
                                           2,114,701
         NUMBER OF
                             ---------------------------------------------------
          SHARES                6     SHARED VOTING POWER
       BENEFICIALLY                        2,114,701
         OWNED BY
                             ---------------------------------------------------
           EACH                 7     SOLE DISPOSITIVE POWER
         REPORTING                         2,114,701
          PERSON
                             ---------------------------------------------------
           WITH                 8     SHARED DISPOSITIVE POWER
 (as of December 31, 1997)                 2,114,701
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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              2,114,701

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  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       6.92%

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  12     TYPE OF REPORTING PERSON*

                         CO

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                      *See instructions before filling out!


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                                                               Page 3 of 3 pages
ITEM 1(a) NAME OF ISSUER:
          SEEQ TECHNOLOGY

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          47200 Bayside Parkway
          Fremont, CA  94538

ITEM 2(a) NAME OF PERSON FILING:
          Atmel Corporation

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
          2325 Orchard Parkway
          San Jose, CA  95131

ITEM 2(c) CITIZENSHIP:
          Atmel Corporation is a California corporation

ITEM 2(d) TITLE OF CLASS OF SECURITIES:
          Common Stock

ITEM 2(e) CUSIP NUMBER:
          815779103 (Seeq Technology)

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
          n/a

ITEM 4    OWNERSHIP:
          a) Amount Beneficially Owned: 2,114,701 (as of December 31, 1997)
          b) Percent of Class:          6.92%
          c) Number of Shares as to which such person has:
             i.  sole power to vote or to direct the vote:    2, 114,701
             ii. shared power to vote or to direct the vote: 2, 114,701 iii.sole power to dispose or to direct the disposition of:
                 2, 114,701
             iv. shared power to dispose or to direct the disposition of:
                 2, 114,701

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: n/a

ITEM 6    OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON: n/a

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: n/a

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: n/a

ITEM 9    NOTICE OF DISSOLUTION OF THE GROUP: n/a

ITEM 10   CERTIFICATION:
          n/a

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature:        /s/ Kris Chellam         Date:    2/10/98
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Name/Title:       Kris Chellam, Vice President & Chief Financial Officer
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